UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 7, 2016

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27978	94-3128324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive

San Jose, California 95002

(Address of principal executive offices, including zip code)

(408) 586-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 8, 2016, Polycom, Inc. (“Polycom” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Triangle Private Holdings I, LLC (“Triangle”) and Triangle Private Merger Sub Inc., an indirect wholly owned subsidiary of Triangle (“Merger Sub”), entities affiliated with Siris Capital Group, LLC and certain equity co-investors (together with Triangle and Merger Sub, the “Siris Parties”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Siris. Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

The execution by the Company of the Merger Agreement followed a determination by Polycom’s board of directors that the proposal from the Siris Parties reflected in the Merger Agreement constituted a Company Superior Proposal, as defined in the previously announced Agreement and Plan of Merger dated as of April 15, 2016 (as amended, the “Mitel Merger Agreement”) with Mitel Networks Corporation (“Mitel”) and Meteor Two, Inc., and the termination by Polycom, on July 8, 2016, of the Mitel Merger Agreement in accordance with its terms.

Under the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0005 per share, of the Company (the “Company Stock”) issued and outstanding as of immediately prior to the Effective Time (other than shares of Company Stock held by the Company, Triangle or their respective subsidiaries and shares of Company Stock subject to validly exercised appraisal claims) will be cancelled and converted into the right to receive cash in an amount equal to $12.50, without interest thereon (the “Merger Consideration”).

At the Effective Time, each award of options to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time (a “Company Stock Option Award”), regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and less applicable tax withholdings, equal to the product of (i) the excess of (a) the Merger Consideration over (b) the exercise price per share of Company Stock underlying such Company Stock Option Award multiplied by (ii) the number of shares of Company Stock underlying such Company Stock Option Award.

At the Effective Time, each award of restricted stock units covering shares of Company Stock (a “Company RSU Award”) and each award of performance shares covering shares of Company Stock (a “Company Performance Share Award”) that is outstanding immediately prior to the Effective Time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Stock underlying such RSU Award or Company Performance Share Award (which will be 100% of any portion of the Company Performance Share Award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Company Stock with respect to any portion of the Company Performance Share Award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Company Performance Share Award pursuant to the terms of the Merger Agreement).

Prior to the Effective Time, each outstanding equity award covering shares of Company Stock held by the executive officers and members of the Company’s board of directors will be accelerated and cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings. The cash amount, for each such equity award that is a stock option will be equal to the amount described above with respect to Company Stock Option Awards, or that is a Company RSU Award will be equal to the amount described above with respect to a Company RSU Award, or that is a Company Performance Share Award will be equal to the amount described above with respect to a Company Performance Share Award (with any Company Performance Share Award accelerated at 100% of any portion thereof for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Company Stock with respect to any portion of the Company Performance Share Award that remains subject to performance-based vesting criteria, in each case to the extent outstanding as of immediately prior to the effective time of the cancellation of such equity awards).

Triangle and Merger Sub have provided customary equity commitment letters from investment funds affiliated with Siris Capital Group, LLC and certain equity co-investors and have also obtained secured committed debt financing from Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc., which, combined with the cash on hand of the Company, will enable Triangle and Merger Sub to consummate the Merger, to refinance any indebtedness required to be refinanced in connection with the consummation of the Merger and to pay all related fees and expenses, including the termination fee payable by the Company to Mitel in connection with the termination of the Mitel Merger Agreement. The Merger is not subject to a financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, (i) the absence of certain legal impediments, (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) antitrust regulatory approval in Germany and Russia, and (iv) approval by the Company’s stockholders of the Merger (the “Company Stockholder Approval”).

After the date of the Merger Agreement and until the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement, the Company will be subject to customary restrictions on its ability to (A) solicit proposals from third parties with respect to transactions involving the sale of the Company (a “Company Acquisition Proposal”) and (B) provide non-public information to, or otherwise participate or engage in discussions or negotiations with, third parties regarding any such Company Acquisition Proposals, with customary exceptions for Company Acquisition Proposals that are, or could reasonably be expected to lead to a transaction that is more favorable from a financial point of view to the Company’s stockholders (after taking into account relevant terms and conditions of such Company Acquisition Proposal) (a “Company Superior Proposal”).

The Merger Agreement contains certain termination rights for the Company and Triangle, including the right of each party to terminate if, subject to extension in certain limited circumstances, the Merger has not been consummated on or prior to January 4, 2017 (the “Outside Date”).

The Company will be required to pay a termination fee to Triangle in the amount of $60 million (the “Company Termination Fee”) in certain circumstances, including in the event that Merger Agreement is terminated because (A) (i) the Company Stockholder Approval is not obtained at a meeting of the Company’s stockholders duly convened therefor or (ii) the Merger has not been consummated on or prior to the Outside Date and (B) (x) a Company Acquisition Proposal is made prior to such termination and (y) within 12 months after such termination, the Company enters into a definitive agreement with respect to any Company Acquisition Proposal. In addition, the Company will be required to pay the Company Termination Fee to Triangle if the Company terminates the Merger Agreement (A) because the Company’s board of directors has authorized the Company to enter into a definitive agreement with respect to a Company Superior Proposal and such definitive agreement is entered into substantially concurrently with the termination of the Merger Agreement or (B) prior to obtaining the Company Stockholder Approval because the Merger has not been consummated on or prior to the Outside Date and the Company’s board of directors has made a change in its recommendation of the Merger.

Triangle will be required to pay a termination fee to the Company (i) in the amount of $130 million in certain circumstances, including if the Company terminates the Merger Agreement due to Triangle’s failure to comply with its covenants in the Merger Agreement or Triangle’s and the Merger Sub’s failure to consummate the Merger after being notified that the Company has satisfied the conditions to the Merger applicable to the Company and is ready, willing and able to consummate the Merger, or (ii) in the amount of $150 million if such termination primarily arises from the commission of a Willful Breach by Triangle or Merger Sub of the Merger Agreement. Triangle will also pay to the Company $60 million as reimbursement for the amount of the termination fee payable by the Company to Mitel in connection with the termination of the Mitel Merger Agreement, which amount is refundable by the Company to Triangle under certain circumstances.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Each of the Company and Triangle has made customary representations and warranties in the Merger Agreement and the Company has agreed to customary covenants regarding the operation of its business prior to the Effective Time. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

On July 7, 2016, Polycom notified Mitel that it had received the binding offer from the Siris Parties containing the Merger Agreement described above and that its board of directors had concluded that such offer constituted a “Company Superior Proposal” (as defined in the Mitel Merger Agreement) and that, subject to Mitel’s right to negotiate with Polycom during the five-day period after the delivery of such notice, Polycom’s board of directors intends to terminate the Mitel Merger Agreement and enter into a definitive agreement with Triangle and Merger Sub. Later on July 7, 2016, Mitel delivered a notice to Polycom waiving its rights to renegotiate its agreement with Polycom and agreeing to terminate the Mitel Merger Agreement, subject to the payment of the Company Termination Fee under the Mitel Merger Agreement. A copy of the waiver and termination letter is attached as Exhibit 10.1 and is incorporated herein by reference.

On July 8, 2016, in connection with the termination by Polycom of the Mitel Merger Agreement, Polycom paid Mitel a termination fee of $60 million in cash as required by the terms of the Mitel Merger Agreement, and the Mitel Merger Agreement was terminated.

Item 8.01	Other Events

A copy of a press release issued by Polycom announcing the termination of the Mitel Merger Agreement and entry into the Merger Agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of July 8, 2016, by and among Polycom, Triangle and Merger Sub

10.1	Notice of Termination and Waiver, between Polycom and Mitel

99.1	Press Release dated July 8, 2016

*	Polycom has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. Polycom will furnish a copy of such omitted document to the SEC upon request.

FORWARD LOOKING STATEMENTS

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Polycom and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Polycom, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the anticipated size of the market and continued demand for Polycom products and services, the impact of competitive products and pricing and disruption to Polycom’s business that could result from the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including the refinancing of Polycom debt to fund the cash portion of the consideration in connection with the transaction; Polycom’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Polycom’s ability to successfully implement and achieve its business strategies. Additional risks are described under the heading “Risk Factors” in Polycom’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Polycom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on February 29, 2016 and April 28, 2016, respectively. Forward-looking statements speak only as of the date they are made. Except as required by law, Polycom has no intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS

In connection with the proposed transaction, Polycom intends to file with the SEC a proxy statement (the “proxy statement”) and mail the proxy statement to its stockholders. INVESTORS AND SECURITY HOLDERS OF POLYCOM ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, FILED WITH THE SEC CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRIANGLE, POLYCOM, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that Polycom files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Polycom will be available free of charge on Polycom’s website at http://investor.polycom.com/company/investor-relations/default.aspx or by contacting Polycom’s Investor Relations Department at 408-586-4271.

PARTICIPANTS IN THE SOLICITATION

Polycom and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of

Polycom in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding Polycom’s directors and executive officers is also included in Polycom’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2015. These documents are available free of charge as described above.

NO OFFER OR SOLICITATION

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer and Executive Vice President, Corporate Development

Date: July 8, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of July 8, 2016, by and among Polycom, Triangle and Merger Sub

10.1	Notice of Termination and Waiver, between Polycom and Mitel

99.1	Press Release dated July 8, 2016

*	Polycom has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. Polycom will furnish a copy of such omitted document to the SEC upon request.